Exhibit 1.3

To:                              Deutsche Bank AG, London Branch as Facility Agent

NTL Investment Holdings Limited

This Deed is dated 18 July 2006 and relates to:

(a)                                  the facilities agreement dated 3 March 2006 (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) whereby certain facilities in a maximum aggregate amount of £4,275,652,430.56, €500,000,000 and $650,000,000 were made available to the Borrowers (including NTL Investment Holdings Limited) under the guarantee of the Guarantors, by a group of banks and other financial institutions on whose behalf Deutsche Bank AG, London Branch acts as Facility Agent in connection therewith;

(b)                                  the HYD Intercreditor Agreement; and

(c)                                  the Group Intercreditor Agreement.

1.                                      Terms defined in the Facilities Agreement shall, subject to any contrary indication, have the same meanings in this Deed.  The term “C Facility Lender” is defined in the Schedule to this Deed.

2.                                      The C Facility Lender confirms that the details in the Schedule to this Deed are an accurate summary of the C Facility Lender’s Commitment in the C Facility.

3.                                      The C Facility Lender requests the Facility Agent and the Company to accept this Deed as being delivered to the Facility Agent and the Company pursuant to and for the purposes of Clause 2.6 (Alternative Bridge Facility Refinancing) of the Facilities Agreement so as to take effect in accordance with the terms of it on the Effective Date (as defined in the Schedule to this Deed) or on such later date as may be determined in accordance with the terms of it.

4.                                      The C Facility Lender confirms that it has received a copy of the Facilities Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on any other Finance Party to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on any other Finance Party to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Parent or any Obligor.

5.                                      The C Facility Lender undertakes with the Company and each of the other Finance Parties that it will perform in accordance with their terms all those obligations which by the terms of the Finance Documents will be assumed by it after delivery of this Deed to the Facility Agent and satisfaction of the conditions (if any) subject to which this Deed is expressed to take effect.

6.                                      The C Facility Lender represents to the Facility Agent and to the Borrower that is a UK Bank Lender.

7.                                      Please refer to the documents delivered to you on or about 3 March 2006 in our capacity as Lender under the A Facility evidencing our tax status as indicated above.

ACCESSION TO THE HYD INTERCREDITOR AGREEMENT

The C Facility Lender hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the HYD Intercreditor Agreement as a Senior Creditor as if it had been an original party thereto in such capacity.

ACCESSION TO THE GROUP INTERCREDITOR AGREEMENT

The C Facility Lender hereby agrees with each other person who is or becomes party to the Group Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the Group Intercreditor Agreement as a Senior Creditor and as a C Facility Lender as if it had been an original party thereto in such capacity.

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IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.

The C Facility Lender

EXECUTED as a DEED by for and on behalf of JPMorgan Chase Bank, National Association		EXECUTED as a DEED by for and on behalf of JPMorgan Chase Bank, National Association

By:	/s/ Frances Goodchild	By:	/s/ Yeng Maxwell

The Facility Agent

EXECUTED as a DEED for and on behalf of Deutsche Bank AG, London Branch

By:	/s/ Elizabeth Macadie	By:	/s/ Maria De-Lellis

The Company

EXECUTED as a DEED for and on behalf of NTL Investment Holdings Limited

Director:	/s/ Robert Mackenzie

Director/Secretary:	/s/ Robert Gale

Administrative Details of C Facility Lender and its Facility Office

Facility Office Address in relation to its tax status as set out in paragraph 8 above:

Administrative Office:

Contact Name:

Account for Payments:

Fax:

[Telex:]

Telephone:

THE SCHEDULE

1.	C Facility Lender:	JPMorgan Chase Bank, National Association

2.	Effective Date:	18 July 2006

3.	C Facility Lender’s Commitment in C Facility	£90,909,000.00